SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934




Date of Report (Date of earliest event reported): January 24, 2002
                                                 -------------------


                        The Stanley Works
      -------------------------------------------------
         (Exact name of registrant as specified in charter)


  Connecticut               1-5224                         06-0548860
---------------          ------------                   ----------------
(State or other          (Commission                    (IRS Employer
jurisdiction of          File Number)                    Identification No.)
incorporation)



1000 Stanley Drive, New Britain, Connecticut            06053
----------------------------------------------------------------
(Address of principal executive offices)              (Zip Code)



Registrant's telephone number, including area code:(860) 225-5111
                                                   --------------



                         Not Applicable
-----------------------------------------------------------------
   (Former name or former address, if changed since last report)




                       Exhibit Index is located on Page 4
                               Page 1 of 16 Pages

         Item 7.          Financial Statements and Exhibits.

           (c) 20(i)      Press Release dated January 24, 2002
                          announcing fourth quarter 2001 results.

           (c) 20(ii)     Cautionary Statements relating to forward
                          looking statements included in Exhibit 20(i) and made today in a conference call with industry analysts, shareowners and other participants.


         Item 9.          Regulation FD Disclosure.
                          ------------------------

                          In a press release attached to this 8-K, the company provided earnings guidance for the full year 2002 and commentary regarding working capital efficiency and cash generation for 2002. In a conference call held today with industry analysts, shareowners and other participants, the company reviewed the earnings guidance and commentary regarding working capital efficiency and cash generation in the press release.
















                               Page 2 of 16 Pages

                                    SIGNATURE




Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.



                                THE STANLEY WORKS


Date: January 24, 2002          By:    Bruce H. Beatt
                                -------------------------------
                                Name:  Bruce H. Beatt
                                Title: Vice President, General
                                       Counsel and Secretary





















                               Page 3 of 16 Pages

                                  EXHIBIT INDEX

                           Current Report on Form 8-K
                             Dated January 24, 2002



                              Exhibit No.      Page

                               20(i)             5

                               20(ii)           15





























                               Page 4 of 16 Pages

                                                                Exhibit 20(i)

FOR IMMEDIATE RELEASE

4TH QUARTER EARNINGS MEET 1ST CALL EXPECTATIONS; OPERATING CASH FLOW REACHES $118 MILLION

Full-Year Operating Margin Exceeds 13% For The First Time Since
Mid-1950s, Before Restructuring and Other Charges and Credits

New Britain, Connecticut, January 24, 2002: The Stanley Works (NYSE: SWK) announced today that fourth quarter net income, excluding restructuring and special charges, was $50 million, or $.57 per diluted share, matching First Call's consensus of analyst estimates. In the same quarter last year, the company had earnings of $47 million, or $.54 per diluted share. Reported results of $.07 per diluted share in the fourth quarter included previously- announced restructuring and special charges to income, the sum of which decreased overall reported earnings by $60 million pre-tax ($.50 per diluted share).

Net sales were $646 million, a 3% decline from $666 million last year, due to lower unit sales volumes. Despite numerous recent share gains, the company's sales growth continues to be constrained by a weak U.S. industrial economy. On a segment basis, sales decreased 6% in Tools and increased 6% in Doors. On a geographic basis, sales decreased 3% in the Americas, 3% in Europe and 6% in Asia/Pacific. Exclusive of the effects of foreign currency, sales decreased 4% in Europe and 1% in Asia/Pacific.

John M. Trani, Chairman and Chief Executive Officer, commented: "Revenues, in particular on the retail side of our business, improved steadily as the quarter progressed. It is clear that we are benefiting from recent retail share gains and that consumer markets are slowly improving. Our U.S. hand tools business delivered solid sales growth for the third consecutive quarter due to new product sales and higher share, especially at Wal*Mart where the product line continues to be rolled out. Shipments of our entry door products to The Home Depot also showed continued strength as the new product line enjoys significant success with consumers."




                               Page 5 of 16 Pages

"However," Mr. Trani added, "as expected this quarter these positives were not enough to completely offset the very weak commercial and industrial markets served by the majority of our businesses. Industrial market conditions showed no improvement, and remain the weakest encountered by Stanley in at least a decade. Nonetheless, we are encouraged by our outperformance in these markets as well. Despite this weakness in our most profitable markets, we delivered earnings per share growth and very strong cash flow. In addition, our team delivered expected cost reductions and identified significant new opportunities."

Gross margin, exclusive of restructuring and special charges, was 34.6% of sales versus 35.9% last year. Productivity improvements were insufficient to offset shifts in sales mix to lower-margin retail (vs. industrial) and independent (vs. direct) Mac sales channels.

Selling, general and administrative expenses of $137 million were 21.2% of sales compared with $154 million or 23.2% of sales in the fourth quarter of 2000. Resulting operating margin was 13.4%, up 70 basis points from 12.7% last year. Employment reductions of 900 were almost double the original expectation.

Net interest expense of $5 million, versus $6 million in 2000, resulted from lower interest rates and significant repayment of short-term borrowings. Other net expense of $7 million decreased from $9 million last year, primarily as a result of improved performance in the Mac Advantage long-term financing program.

The company also indicated that, aided by significant inventory reductions, fourth quarter cash from operations was very strong, reaching $118 million and exceeding levels realized in the fourth quarter a year ago. Free cash flow (after capital expenditures and dividends) was $80 million, matching the $80 million generated last year. Mr. Trani added: "Stanley's inherent cash-generating ability remains apparent. Our sequential inventory decrease, which was the result of improved planning and inventory disposition, was particularly important. We have every expectation that 2002 will show greater working capital efficiency and further enhanced cash generation."

During the fourth quarter, management established plans to undertake additional measures to rationalize its cost structure, including facility closures and related workforce reductions. Such activities were targeted for execution primarily during the fourth quarter and throughout 2002. The company recorded

                               Page 6 of 16 Pages

$54 million of restructuring and asset impairment charges in the fourth quarter, principally for severance costs and asset write-downs related to these activities. Additionally, a $6 million special charge was recorded primarily for disposition of raw and in-process inventories associated principally with discontinued manufacturing plants and SKUs. Cash requirements represent $43 million of these costs, of which the company indicated $14 million had been expended. Remaining cash outlays in 2002 are expected to be more than offset by the reversion of approximately $60 million of cash proceeds from a previously-announced pension plan change.

Tools segment sales of $491 million were 6% lower. Strong sales performance in U.S. consumer markets was offset by weakness in the U.S. and European industrial and commercial markets. Tools segment operating margin, excluding special credits and charges, was 12.6% compared with 12.8% in the same period last year, as productivity gains were offset by the continuing shift in mix to lower-margin consumer markets.

Doors segment sales increased 6% to $154 million, while operating profit improved to 15.7% of sales versus 12.6% in the same period last year, due principally to the benefits of shifting the production base in the Hardware business to low-cost countries.

For 2001, the company reported net sales of $2,625 million, down 5% from last year. Gross margin was 35.6% of sales versus 36.3%, reflecting the year-long weakness in industrial and commercial markets. Selling, general and administrative expenses were 22.3% of sales down 160 basis points, with sequential decreases in each quarter. Resulting operating margin was 13.3%, up 90 basis points over 12.4% last year, and the highest achieved since the mid-1950s. Net income was $202 million ($2.31 per diluted share), versus $194 million ($2.22 per diluted share) in 2000. Full year results exclude restructuring and the net of special charges and credits.

Looking ahead to 2002, Mr. Trani added: "As a result of the share gains and the many programs in place to improve competitiveness, we are confident that even with no improvement in the economy our 2002 earnings per share will reach our previously-stated estimate of $2.64 up 14%." The company expects to give specific earnings guidance during its February 8 analyst meeting.

                               Page 7 of 16 Pages

The Stanley Works, an S&P 500 company, is a worldwide supplier of tools and doors and related hardware products for professional, industrial and consumer use.

                           # # # # # # # # # # # # # #

Contact:    Gerard J. Gould
            Vice President, Investor Relations
            (860) 827-3833
            ggould@stanleyworks.com


This press release contains forward-looking statements. Cautionary statements accompanying these forward-looking statements are set forth, along with this news release, in a Form 8-K to be filed with the Securities and Exchange Commission today.

The Stanley Works corporate press releases are available on the company's internet web site at http://www.stanleyworks.com.





















                               Page 8 of 16 Pages

                       THE STANLEY WORKS AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
            (Unaudited, Millions of Dollars Except Per Share Amounts)

                                     Fourth Quarter          Year
                                    ----------------    -------------------
                                     2001     2000       2001       2000
                                    -----   ---------   ------     -------

NET SALES                         $ 645.6  $ 666.3    $ 2,624.4 $ 2,748.9

COSTS AND EXPENSES
  Cost of sales                     428.7    427.0      1,701.3   1,751.5
  Selling, general
    and administrative              137.1    154.4        593.7     656.6
  Interest - net                      4.8      6.2         25.6      27.1
  Other - net                         6.9      8.5         (5.3)     20.0
  Restructuring charges
     and asset write-off's           54.1        -         72.4         -
                                   ------   ------      -------   -------
                                    631.6    596.1      2,387.7   2,455.2
                                    -----    -----      -------   -------

EARNINGS BEFORE INCOME TAXES         14.0     70.2        236.7     293.7
  Income taxes                        7.5     23.3         78.4      99.3
                                      ---     ----         ----      ----
NET EARNINGS                       $  6.5  $  46.9      $ 158.3  $  194.4
                                   ======  =======      =======  ========

NET EARNINGS PER SHARE
  OF COMMON STOCK
  Basic                            $ 0.08  $  0.54      $ 1.85   $   2.22
                                   ======  =======      ======   ========

  Diluted                          $ 0.07  $  0.54      $ 1.81   $   2.22
                                   ======  =======      ======   ========

DIVIDENDS PER SHARE                $ 0.24  $  0.23      $ 0.94   $   0.90
                                   ======  =======      ======   ========

AVERAGE SHARES OUTSTANDING (in thousands)

  Basic                            85,811   86,414      85,761    87,407
                                   ======   ======      ======    ======

  Diluted                          87,748   86,767      87,467    87,668
                                   ======   ======      ======    ======


                               Page 9 of 16 Pages

                       THE STANLEY WORKS AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                        (Unaudited, Millions of Dollars)

                                            December 29          December 30
                                               2001                 2000
                                            ----------           ---------

ASSETS
 Cash and cash equivalents                 $   115.2           $    93.6
 Accounts receivable                           551.3               531.9
 Inventories                                   410.1               398.1
 Other current assets                           64.8                70.7
                                                ----                ----
    Total current assets                     1,141.4             1,094.3
                                             -------             -------
 Property, plant and equipment                 494.3               503.7
 Goodwill and other intangibles                236.1               175.9
 Other assets                                  183.9               110.9
                                               -----               -----
                                           $ 2,055.7           $ 1,884.8
                                           =========           =========


LIABILITIES AND SHAREOWNERS' EQUITY
 Short-term borrowings                   $     372.4           $   213.7
 Accounts payable                              247.7               239.8
 Accrued expenses                              280.4               253.8
                                               -----               -----
 Total current liabilities                     900.5               707.3
                                               -----               -----
 Long-term debt                                121.8               248.7
 Other long-term liabilities                   201.1               192.3
 Shareowners' equity                           832.3               736.5
                                               -----               -----
                                         $   2,055.7           $ 1,884.8
                                         ===========           =========




                               Page 10 of 16 Pages

                       THE STANLEY WORKS AND SUBSIDIARIES
                          SUMMARY OF CASH FLOW ACTIVITY
                        (Unaudited, Millions of Dollars)

                                         Fourth Quarter             Year
                                       ------------------       --------------
                                          2001     2000          2001     2000
                                       --------  --------       ------ -------
OPERATING ACTIVITIES

Net earnings                            $   6.5  $   46.9    $ 158.3   $ 194.4
Depreciation and amortization              22.1      18.9       82.9      83.3
Restructuring charges
  and asset write-off's                    54.1        -        72.4        -
Other non-cash items                       42.9      32.3       17.3      42.2
Changes in working capital                 29.8      53.8      (45.5)    (26.3)
Changes in other operating
  assets and liabilities                  (37.7)    (36.2)     (63.8)    (57.4)
                                          -----     -----      -----     -----
Net cash provided by
  operating activities                    117.7     115.7      221.6     236.2

INVESTING AND FINANCING ACTIVITIES

Capital and software expenditures         (17.1)    (16.3)     (73.1)    (64.4)
Business acquisitions/dispositions          8.4       4.1      (69.5)     14.1
Cash dividends on common stock            (20.6)    (19.8)     (80.5)    (78.3)
Other net investing and
  financing activity                     (125.4)    (83.4)      23.1    (102.0)
                                         ------     -----       ----    ------
Net cash used in investing and
  financing activities                   (154.7)   (115.4)    (200.0)   (230.6)


Increase (Decrease) in Cash
 and Cash Equivalents                    (37.0)       0.3       21.6       5.6

Cash and Cash Equivalents,
 Beginning of Period                     152.2       93.3       93.6      88.0
                                         -----       ----       ----      ----

Cash and Cash Equivalents,
 End of Period                         $ 115.2    $  93.6    $ 115.2   $  93.6
                                       ========    ======    =======   =======



                               Page 11 of 16 Pages

                       THE STANLEY WORKS AND SUBSIDIARIES
                          BUSINESS SEGMENT INFORMATION
                        (Unaudited, Millions of Dollars)


                                   Fourth Quarter            Year
                                 -----------------      ----------------
                                   2001      2000         2001    2000
                                 -------- ---------     -------  --------
INDUSTRY SEGMENTS
Net Sales
   Tools                       $  491.4  $  520.6      $ 2,022.1  $ 2,142.5
   Doors                          154.2     145.7          602.3      606.4
   Consolidated                $  645.6  $  666.3      $ 2,624.4  $ 2,748.9


Operating Profit
   Tools                       $   60.4  $   66.6      $   265.6   $  285.7
   Doors                           19.4      18.3           63.8       55.1
   Consolidated                $   79.8  $   84.9      $   329.4   $  340.8










                               Page 12 of 16 Pages

                       THE STANLEY WORKS AND SUBSIDIARIES
     Consolidated Statements of Operations and Business Segment Information Excluding 2001 Restructuring Charges, Asset Write-Off's and Special Charges
                          Fourth Quarter 2001 vs. 2000
            (Unaudited, Millions of Dollars Except Per Share Amounts)


                                           2001                        2000
                      -----------------------------------------   -------------
                       Excluding         Restructuring
                       Restructuring     Charges,
                       Charges, Asset    Asset Write-Off's
                       Write-Off's and   and Special
                       Special Charges   Charges        Reported      Reported
                       ---------------  -------------  -----------   ----------
Net sales                 $   645.6       $      -       $   645.6  $   666.3
Cost of sales                 422.3            6.4           428.7      427.0
                              -----            ---           -----      -----
Gross margin                  223.3           (6.4)          216.9      239.3
                               34.6%                          33.6%      35.9%
SG&A expenses                 137.1              -           137.1      154.4
                              -----                          -----      -----
                               21.2%                          21.2%      23.2%
Operating profit               86.2           (6.4)           79.8       84.9
                               13.4%                          12.4%      12.7%
Interest, net                   4.8              -             4.8        6.2
Other, net                      6.9              -             6.9        8.5
Restructuring charges
  and asset write-off's           -           54.1            54.1          -
                               ----           ----          -----       ------
Earnings before income taxes   74.5          (60.5)           14.0       70.2
Income taxes                   24.6          (17.1)            7.5       23.3
                               33.0%             -            53.6%      33.2%
                               ----           ----           ----       ------
Net earnings              $    49.9       $  (43.4)      $    6.5   $    46.9
                          =========       =========        =======     ======
Average shares
 outstanding (diluted)       87,748         87,748         87,748      86,767
Earnings per
 share (diluted)          $    0.57        $ (0.50)      $   0.07   $    0.54
                          =========        ========       ========    =======

INDUSTRY SEGMENTS
Net sales
  Tools                   $   491.4        $     -       $  491.4   $   520.6
  Doors                       154.2              -          154.2       145.7
                              -----           -----        ------     -------
  Consolidated            $   645.6        $     -      $   645.6   $   666.3
                          =========          =======      =========  ========
Operating profit
  Tools                   $    62.1        $  (1.7)      $   60.4   $    66.6
  Doors                        24.1           (4.7)          19.4        18.3
                               ----            ----          ----        ----
  Consolidated                 86.2           (6.4)          79.8        84.9
                               ----            ----          ----        ----

Interest, net                   4.8              -            4.8         6.2
Other, net                      6.9              -            6.9         8.5
Restructuring charges
 and asset write-off's            -            54.1          54.1           -
                               ----            ----         -----       -----

Earnings before income taxes $ 74.5         $ (60.5)     $   14.0   $    70.2
                             ======         =========      =======   ========

                               Page 13 of 16 Pages

                       THE STANLEY WORKS AND SUBSIDIARIES
     Consolidated Statements of Operations and Business Segment Information Excluding 2001 Restructuring Charges and Asset Write-Off's and Special Charges
                           Year-to-Date 2001 vs. 2000
            (Unaudited, Millions of Dollars Except Per Share Amounts)


                                           2001                       2000
----------------------------------------------------------------  -------------
                              Excluding       Restructuring
                              Restructuring   Charges,
                              Charges, Asset  Asset Write-Off's
                              Write-Off's and and Special
                              Special Charges Charges    Reported    Reported
                              -------------- ----------- ---------    ---------
Net sales                       $2,625.1      $   (0.7)  $ 2,624.4    $2,748.9
Cost of sales                    1,689.4          11.9     1,701.3     1,751.5
                                 -------          ----     -------     -------
Gross margin                       935.7         (12.6)      923.1       997.4
                                    35.6%                     35.2%       36.3%

SG&A expenses                      585.6           8.1       593.7       656.6
                                   -----           ---       -----       -----
                                    22.3%                     22.6%       23.9%
Operating profit                   350.1         (20.7)      329.4       340.8
                                    13.3%                     12.6%       12.4%
Interest, net                       25.8          (0.2)       25.6        27.1
Other, net                          22.3         (27.6)       (5.3)       20.0
Restructuring charges
 and asset write-off's                 -          72.4        72.4           -
                                   -----         -----       -----        ----
Earnings before income taxes       302.0         (65.3)      236.7       293.7
Income taxes                        99.6         (21.2)       78.4        99.3
                                    ----         -----        ----        ----
                                    33.0%                     33.1%       33.8%
Net earnings                    $  202.4      $  (44.1)   $  158.3    $  194.4
                                 =======        ======     ========    =========
Average shares
  outstanding (diluted)           87,467        87,467      87,467      87,668
Earnings per share (diluted)    $   2.31      $  (0.50)   $   1.81    $   2.22
                                 =======        ======    =========    ========
INDUSTRY SEGMENTS
Net sales
 Tools                          $2,022.8      $  (0.7)   $ 2,022.1    $2,142.5
 Doors                             602.3           -         602.3       606.4
                                   -----                     -----       -----
 Consolidated                   $2,625.1      $  (0.7)   $ 2,624.4    $2,748.9
                                ========       =======    ========    ========
Operating profit
  Tools                         $  281.3      $(15.7)    $   265.6    $  285.7
  Doors                             68.8        (5.0)         63.8        55.1
                                    ----        ----         -----        ----
  Consolidated                     350.1       (20.7)        329.4       340.8
                                   =====       =====         =====       =====

Interest, net                       25.8        (0.2)         25.6        27.1
Other, net                          22.3       (27.6)         (5.3)       20.0
Restructuring charges
  and asset write-off's                -        72.4          72.4           -
                                    ----       -----         -----       -----
Earnings before income taxes    $  302.0      $(65.3)    $   236.7    $  293.7
                                =========     ========    ========    =========


                               Page 14 of 16 Pages

                                                             Exhibit 20 (ii)

                              CAUTIONARY STATEMENTS

           Under the Private Securities Litigation Reform Act of 1995

Statements in the company's press release attached to this Current Report on Form 8-K regarding the company's ability to achieve earnings of $2.64 per fully diluted share in 2002 and to show greater working capital efficiency and further enhanced cash generation in 2002 are forward looking and inherently subject to risk and uncertainty.

The company's ability to achieve the earnings objectives identified in the preceding paragraph is dependent on both internal and external factors, including the success of the company's marketing and sales efforts, continuing improvements in productivity and cost reductions and continued reduction of selling, general and administrative expenses as a percentage of sales, the strength of the United States economy and the strength of foreign currencies, including, without limitation, the Euro.

The company's ability to achieve the expected level of revenues is dependent upon a number of factors, including (i) the ability to recruit and retain a sales force comprised of employees and manufacturers representatives, (ii) the success of the Wal-Mart program and of other initiatives to increase retail sell through and stimulate demand for the company's products, (iii) the ability of the sales force to adapt to changes made in the sales organization and achieve adequate customer coverage, (iv) the ability of the company to fulfill demand for its products, (v) the absence of increased pricing pressures from customers and competitors and the ability to defend market share in the face of price competition, and (vi) the acceptance of the company's new products in the marketplace as well as the ability to satisfy demand for these products.




                               Page 15 of 16 Pages

The company's ability to improve its productivity and to lower the cost structure is dependent on the success of various initiatives that are underway or are being developed to improve manufacturing and sales operations and to implement related control systems, which initiatives include certain facility closures and related workforce reductions expected to be completed in 2002. The success of these initiatives is dependent on the company's ability to increase the efficiency of its routine business processes, to develop and implement process control systems, to mitigate the effects of any material cost inflation, to develop and execute comprehensive plans for facility consolidations, the availability of vendors to perform outsourced functions, the successful recruitment and training of new employees, the resolution of any labor issues related to closing facilities, the need to respond to significant changes in product demand while any facility consolidation is in process and other unforeseen events.

The company's ability to continue to reduce selling, general and administrative expenses as a percentage of sales is dependent on various process improvement activities, the continued success of changes to the sales organization and the reduction of transaction costs.

The company's ability to improve its working capital efficiency and continue strong cash generation in 2002 is dependent on achieving its earnings growth targets and on the continued success of improvements in processes to manage inventory and receivables levels.

The company's ability to achieve the objectives discussed above will also be affected by external factors. These external factors include pricing pressure and other changes within competitive markets, the continued consolidation of customers in consumer channels, increasing competition, changes in trade,
monetary  and  fiscal   policies   and  laws,   inflation,   currency   exchange
fluctuations, the impact of dollar/foreign currency exchange rates on the competitiveness of products, the impact of the events of September 11, 2001 and recessionary or expansive trends in the economies of the world in which the company operates.


                               Page 16 of 16 Pages